As filed with the Securities and Exchange Commission on April 20, 2007.

Registration Statement No. 333-141958

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OceanFreight Inc.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
OceanFreight Inc. Attention: Robert Cowen 80 Kifissias Avenue Athens 15125, Greece (011)(30) 210 614 0283 (Address and telephone number of registrant’s principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 of OceanFreight Inc. (‘‘Amendment No. 3’’) does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 3 does not include a copy of our preliminary prospectus. This Amendment No. 3 is being filed solely for the purpose of submitting certain exhibits.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation of the Registrant provide as follows:

(a)    The Corporation shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)    The Corporation shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

(c)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) or (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)    Any indemnification under sections (a) or (b) above (unless ordered by a court having proper jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

(ii)	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(iii)	by the shareholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this section.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article M shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

(h)    For purposes of this section, references to the ‘‘Corporation’’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

(i)    For purposes of this section, references to ‘‘other enterprises’’ shall include employee benefit plans; references to ‘‘fines’’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘‘serving at the request of the Corporation’’ shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘‘not opposed to the best interests of the Corporation’’ as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)    Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)    Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)    When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)    Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)    Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)    Continuation of indemnification.     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)    Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

In September 26, 2006, the registrant issued 1,000 common shares to Basset Holdings Inc., a company controlled by the son of one of our directors, Mr. Antonios Kandylidis. These shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Form of Share Certificate*
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares*
8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters*
10.1	Memorandum of Agreement for the purchase of the M/V Amazon*
10.2	Memorandum of Agreement for the purchase of the M/V Baltia*
10.3	Memorandum of Agreement for the purchase of the M/V Capitano Giovanni*
10.4	Memorandum of Agreement for the purchase of the M/V Gianfranca D’Amato*
10.5	Memorandum of Agreement for the purchase of the M/V Raffaele Iuliano*
10.6	Memorandum of Agreement for the purchase of the M/V Rialto*
10.7	Memorandum of Agreement for the purchase of the M/V Rule*
10.8	Head Agreement dated March 23, 2007 between Cardiff Marine Inc., CN Nina Inc. and OceanFreight Inc., as amended*
10.9	Commitment Letter from Fortis Bank*
10.10	Equity Incentive Plan*
10.11	Form of Registration Rights Agreement
10.12	Interim Management Agreement with Cardiff Marine Inc.*
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.2	Consent of Seward & Kissel LLP (included in Exhibit 5)*
23.3	Consent of Drewry Shipping Consultants Limited*
23.4	Consent of Robert N. Cowen, as Chief Executive Officer, President and director nominee*
23.5	Consent of James Christodoulou, as Chief Financial Officer and Executive Vice President nominee*
23.6	Consent of Solon Dracoulis, as Chief Accounting Officer and Treasurer nominee*
23.7	Consent of Lefteris Vlassopoulos as Chief Technical Officer nominee*
23.8	Consent of Konstandinos Kandylidis, as director nominee*
23.9	Consent of Harry G. Kerames, as director nominee*
23.10	Consent of Professor John Liveris, as director nominee*

Exhibit Number	Description
23.11	Consent of Stephen Souras, as director nominee*
24.1	Powers of Attorney*

*	Previously filed.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To provide to the underwriters at the closing specified in the underwriting agreement share certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)	That for purposes of determining any liability under the Securities Act of 1933, as amended, or the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(3)	That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nicosia, Cyprus on April 20, 2007.

OceanFreight Inc.
By: /s/ Savvas Georghiades
Name: Savvas Georghiades Title: President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on April 20, 2007 in the capacities indicated.

Signature	Title
/s/ Savvas Georghiades	Director, President, Treasurer and Secretary (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on April 20, 2007.

PUGLISI & ASSOCIATES

By:    /s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director
Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Form of Share Certificate*
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares*
8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters*
10.1	Memorandum of Agreement for the purchase of the M/V Amazon*
10.2	Memorandum of Agreement for the purchase of the M/V Baltia*
10.3	Memorandum of Agreement for the purchase of the M/V Capitano Giovanni*
10.4	Memorandum of Agreement for the purchase of the M/V Gianfranca D’Amato*
10.5	Memorandum of Agreement for the purchase of the M/V Raffaele Iuliano*
10.6	Memorandum of Agreement for the purchase of the M/V Rialto*
10.7	Memorandum of Agreement for the purchase of the M/V Rule*
10.8	Head Agreement dated March 23, 2007 between Cardiff Marine Inc., CN Nina Inc. and OceanFreight Inc., as amended*
10.9	Commitment Letter from Fortis Bank*
10.10	Equity Incentive Plan*
10.11	Form of Registration Rights Agreement
10.12	Interim Management Agreement with Cardiff Marine Inc.*
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.2	Consent of Seward & Kissel LLP (included in Exhibit 5)*
23.3	Consent of Drewry Shipping Consultants Limited*
23.4	Consent of Robert N. Cowen, as Chief Executive Officer, President and director nominee*
23.5	Consent of James Christodoulou, as Chief Financial Officer and Executive Vice President nominee*
23.6	Consent of Solon Dracoulis, as Chief Accounting Officer and Treasurer nominee*
23.7	Consent of Lefteris Vlassopoulos as Chief Technical Officer nominee*
23.8	Consent of Konstandinos Kandylidis, as director nominee*
23.9	Consent of Harry G. Kerames, as director nominee*
23.10	Consent of Professor John Liveris, as director nominee*
23.11	Consent of Stephen Souras, as director nominee*

Exhibit Number	Description
24.1	Powers of Attorney*

*	Previously filed.